As filed with the Securities and Exchange Commission on September 7, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sharecare, Inc.

(Exact name of registrant as specified in its charter)

255 East Paces Ferry Road NE, Suite 700

Atlanta, Georgia 30305

Delaware	(404) 671-4000	85-1365053
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

Sharecare, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Justin Ferrero

Chief Financial Officer

Sharecare, Inc.

255 East Paces Ferry Road NE, Suite 700

Atlanta, Georgia 30305

(404) 671-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith M. Townsend

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, GA 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐

Non-accelerated filer:	☒	Smaller reporting company:	☒

		Emerging growth company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common stock, par value $0.0001 per share	161,317,138(2)(3)	$7.42	$1,196,973,163.96	$130,589.78

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, par value $0.0001 per share (the “common stock”), of Sharecare, Inc. (the “Registrant”) that become issuable under the Sharecare, Inc. 2021 Omnibus Incentive Plan (the “Incentive Plan”) by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of common stock.

(2)

Represents (i) 47,432,179 shares of common stock reserved for issuance pursuant to future awards under the Incentive Plan plus (ii) 113,884,959 shares of common stock underlying option awards (the “Rollover Option Awards”) issued upon conversion of existing option awards outstanding under the Sharecare, Inc. 2010 Equity Incentive Plan, the Sharecare, Inc. 2020 Equity Incentive Plan, the Lucid Global, Inc. 2015 Stock Option and Grant Plan, the MindSciences, Inc. Equity Compensation Plan and the DOC.AI INCORPORATED 2016 Stock Plan immediately prior to the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 12, 2021, among the Registrant (formerly known as Falcon Capital Acquisition Corp.), Sharecare, Inc., FCAC Merger Sub Inc., and Colin Daniel, as stockholder representative. The common stock underlying Rollover Option Awards that expire or become unexercisable, or are forfeited, cancelled or otherwise terminated, in each case, without delivery of shares or cash therefor, will become available for issuance under the Incentive Plan.

(3)

The total number of shares of common stock under the Incentive Plan will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the total number of shares of common stock outstanding on December 31st of the preceding year. Notwithstanding the foregoing, the board of directors of the Registrant may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of common stock than as provided in the Incentive Plan. Such additional shares have not been included in this Registration Statement.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of the common stock reported on The Nasdaq Stock Market LLC on August 31, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is incorporating by reference into this Registration Statement the filings listed below and any additional documents that the Registrant may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

•

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 30, 2021, as amended by Amendment No.  1 to the Registrant’s Annual Report on Form 10-K/A, filed with the SEC on May 11, 2021;

•	the Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2021 and June 30, 2021, filed with the SEC on May 26, 2021 and August 11, 2021, respectively;

•

the Registrant’s Current Reports on Form 8-K filed with the SEC on February 12, 2021, May 5, 2021, June  3, 2021, June  23, 2021, June  29, 2021 and July  8, 2021, respectively, and on Form 8-K/A filed with the SEC August 12, 2021 (excluding “furnished” and not “filed” information);

•

the Registrant’s proxy statement/prospectus included in its Registration Statement on Form S-4, as amended and supplemented, originally filed with the SEC on February 16, 2021 (other than those portions of such proxy statement/prospectus not deemed to be “filed” with the SEC) (File No. 333-253113);

•

the Registrant’s prospectus included in its Registration Statement on Form S-1, as amended and supplemented, originally filed with the SEC on September 3, 2021 (other than those portions of such prospectus not deemed to be “filed” with the SEC) (File No. 333-259333); and

•

the description of the Registrant’s shares of common stock contained in its Registration Statement on Form 8-A12B/A filed with the SEC on July 1, 2021, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the Registrant’s fourth amended and restated certificate of incorporation (the “Charter”) limits the liability of the Registrant’s directors to the fullest extent permitted by the DGCL, and the Registrant’s amended and restated bylaws and Charter each provide that the Registrant will indemnify them to the fullest extent permitted by such law. The Registrant has entered into, and expect to continue to enter into, agreements to indemnify its directors, executive officers and other employees as determined by its board of directors. Under the terms of such indemnification agreements, the Registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Registrant or was serving at the Registrant’s request in an official capacity for another entity. The Registrant must indemnify its officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the Registrant, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Registrant. Any claims for indemnification by the Registrant’s directors and officers may reduce the Registrant’s available funds to satisfy successful third-party claims against it and may reduce the amount of money available to the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

3.1	Fourth Amended and Restated Certificate of Incorporation of Sharecare, Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A12B/A, filed with the SEC on July 1, 2021).

3.2	Certificate of Designations for Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A12B/A, filed with the SEC on July 1, 2021).

3.3	Amended and Restated Bylaws of Sharecare, Inc. (incorporated by reference to Exhibit 3.3 of Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A12B/A, filed with the SEC on July 1, 2021).

4.1	Form of Specimen Common Stock Certificate of Sharecare, Inc. (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A12B/A, filed with the SEC on July 1, 2021).

4.2	Sharecare, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on July 8, 2021).

4.3	Form of Stock Option Grant Notice for Named Executive Officers (incorporated by reference to Exhibit 10.4 of Amendment No. 1 to the Registrant’s Current Report on Form 8-K/A, filed with the SEC on August 12, 2021).

4.4	Form of Restricted Stock Unit Grant Notice (incorporated by reference to Exhibit 10.5 of Amendment No. 1 to the Registrant’s Current Report on Form 8-K/A, filed with the SEC on August 12, 2021).

4.5	Form of Stock Option Grant Notice (incorporated by reference to Exhibit 10.6 of Amendment No. 1 to the Registrant’s Current Report on Form 8-K/A, filed with the SEC on August 12, 2021)

5.1*	Opinion of King & Spalding LLP.

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of SingerLewak LLP

23.4*	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages).

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 7, 2021.

Sharecare, Inc.

By:	/s/ Jeffrey T. Arnold
Name: Jeffrey T. Arnold
Title: Chief Executive Officer, Chairman and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Jeff Arnold, Justin Ferrero and Colin Daniel, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of the Registrant, to sign any and all amendments or supplements (including any and all prospectus supplements, stickers and post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable the Registrant to comply with the Securities Act and to file the same, with all exhibits thereto, and any other documentation in connection therewith, with the SEC, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on September 7, 2021.

Signature	Title

/s/ Jeffrey T. Arnold	Chief Executive Officer, Chairman and Director (Principal Executive Officer)
Jeffrey T. Arnold

/s/ Justin Ferrero	President and Chief Financial Officer (Principal Financial Officer)
Justin Ferrero

/s/ Colin Daniel	Executive Vice President, Finance and Human Resources (Principal Accounting Officer)
Colin Daniel

/s/ Jeffrey A. Allred	Director
Jeffrey A. Allred

/s/ John H. Chadwick	Director
John H. Chadwick

/s/ Sandro Galea	Director
Sandro Galea

/s/ Kenneth R. Goulet	Director
Kenneth R. Goulet

/s/ Veronica Mallet	Director
Veronica Mallet

/s/ Alan G. Mnuchin	Director
Alan G. Mnuchin

/s/ Rajeev Ronanki	Director
Rajeev Ronanki

/s/ Jeffrey Sagansky	Director
Jeffrey Sagansky